Exhibit 99.3

Forest Announces Major New Plans to Streamline Operations, Leverage

Balance Sheet and Repurchase Common Stock

Project Rejuvenate to Yield $500 million in Cost Savings by End of FY2016

Company to Initiate $1 Billion Debt Offering of 8-Year Fixed Rate Notes

Board Authorizes $1 Billion Share Repurchase Program

Company Repurchasing $400 Million of Common Stock Through an Accelerated

Share Repurchase Program

New York, December 2, 2013 Forest Laboratories, Inc. (NYSE: FRX) today announced a series of significant strategic actions to streamline operations and reduce costs, leverage the Company’s balance sheet by issuing new debt, and return cash to shareholders through a new share repurchase authorization and an accelerated share repurchase program.

“After an extensive review of Forest’s operations and strategy, we are taking significant actions to make the Company more competitive, enable future growth through acquisitions and return cash to shareholders,” said Brent Saunders, Chief Executive Officer and President. “With our portfolio of new products, talented people and a long history of successful partnerships, we believe we are well positioned for a bright future if we take actions quickly and execute well. Furthermore, we believe the actions we are announcing today put us on a path towards rejuvenating the Company. Our objective is to drive long-term sustainable growth by focusing on the things we do very well and increasing our relevance to our stakeholders, including customers, colleagues, investors and partners,” added Saunders.

Project Rejuvenate:

In order to streamline operations and reduce its operating cost base, the Company has initiated Project Rejuvenate, which is focused on three areas: flattening and broadening the organization to reduce layers and increase span of control, enhancing productivity and profitability by reprioritizing and rescaling the cost base, and streamlining work to reduce low value activities. The goals of Project Rejuvenate are to make Forest more nimble in responding to a changing environment and to reduce operating expenses by $500 million by the end of FY2016 relative to the FY2014 cost base.

The Company expects to achieve 65%-75% of the cost savings from Project Rejuvenate by the end of FY2015 and the remainder by the end of FY2016. Approximately $270 million of the savings will result from streamlining and realigning the research and development organization, approximately $150 million of the savings will be realized through a reduction of marketing expenses and the remaining $80 million in expected cost savings will come from a reduction in general, administrative and other expenses. The Company currently estimates that approximately $110 million of the $500 million in cost savings will be related to headcount savings. The sales force and colleagues with key responsibility for submission of important late-stage R&D programs are excluded from Project Rejuvenate.

“Because our top priorities are maximizing the potential of our launch brands and key products in our portfolio, as well as delivering the late-stage pipeline, we have specifically ring-fenced the sales force and colleagues with key responsibilities for submission of certain late-stage R&D programs from Project Rejuvenate to minimize disruption of these critical growth-driving activities,” said Saunders.

Leveraging the balance sheet:

The Company also announced that it plans to issue $1 billion in new long-term debt through an offering of 8-year senior unsecured fixed rate notes. The net proceeds from the offering will be used to fund share repurchases, bolt-on acquisitions and general corporate purposes.

Increasing cash returned to shareholders:

Finally, the Board of Directors authorized the repurchase of up to $1 billion of common stock. The Company will be entering into a $400 million accelerated share repurchase program before the end of the calendar year. Following the accelerated share repurchase, the remaining $600 million available from the debt issuance will be prioritized toward accretive merger, acquisition and licensing opportunities. The Company has terminated the remaining repurchase authority under its prior share repurchase program.

“Forest has a strong balance sheet with more than $3 billion in cash and investments. By adding some leverage to the balance sheet, we can take advantage of prevailing low interest rates, return capital to shareholders and increase our ability to execute accretive deals in the short term,” said Saunders.

Conference call details:

Forest executives will host a conference call with investors at 10:30 AM EST today to discuss the details of today’s strategic announcements. The conference call will be webcast live on the Company’s website at www.frx.com. Please log on to the website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until January 2, 2014 and also by dialing (800) 839-2492 (US or Canada) or +1 (402) 220-7225 (international), Conference ID: FRX1202.

About Forest Laboratories and Its Products Forest Laboratories (NYSE: FRX) is a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market. The Company markets a portfolio of branded drug products and develops new medicines to treat patients suffering from diseases principally in five therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, and anti-infective. Our strategy of acquiring product rights for development and commercialization through licensing, collaborative partnerships and targeted mergers and acquisitions allows us to take advantage of attractive late-stage development and commercial opportunities, thereby managing the risks inherent in drug development. The Company is headquartered in New York, NY.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Source: Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo

Vice President—Investor Relations, Forest Laboratories, Inc.

1-212-224-6714

media.relations@frx.com